SEMTECH CORPORATION
EXECUTIVE CHANGE IN CONTROL RETENTION PLAN

(As Amended and Restated June 11, 2024)

Semtech Corporation (“Semtech”) has established this Semtech Corporation Executive Change in Control Retention Plan (the “Plan”) for certain of its executive officers and key employees (collectively, the “Executives”) to provide incentives for Plan Participants to exert maximum efforts for Semtech’s success, and to retain those Plan Participants, even in the face of a potential Change in Control (as defined in Section 1). The Plan provides for cash payments, certain accelerated vesting of equity rights, and other benefits. The Plan initially took effect on August 21, 2019, was amended and restated on June 11, 2024 (the “Effective Date”), and will remain in effect until terminated in accordance with Section 11. Effective as of August 21, 2019, the Plan superseded and replaced in its entirety the prior version of the Semtech Corporation Executive Change in Control Retention Plan, which had originally taken effect on December 19, 2014. This document constitutes both the formal plan document and the summary plan description of the Plan. This Plan will control in case of conflict with any other document, unless the Plan states otherwise. The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants’ ERISA rights are described at the end of the document. Except as defined elsewhere in this Plan, capitalized terms used herein shall have the meanings set forth in Section 1.
1.DEFINITIONS. For purposes of this Plan only, capitalized terms used herein shall have the following meanings (if not otherwise defined herein):
(a)“Administrative Committee” means the Compensation Committee of the Board (“Compensation Committee”) as constituted from time to time or, in the absence of such a committee, the Board.
(b)“Affiliate” means any parent corporation of Semtech or any subsidiary corporation of Semtech or any such parent, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f) respectively, of the Code.
(c)“Base Salary” means the highest annual rate of base salary paid to a Participant by Semtech or an Affiliate during the six months prior to a Change in Control (calculated before any deductions or deferrals).
(d)“Board” means Semtech’s Board of Directors or any subcommittee thereof.
(e)“Cause” means that a Participant (i) has engaged in an act of personal dishonesty in connection with the Participant’s responsibilities as a Semtech or Affiliate employee which is intended to result in a substantial personal benefit to the Participant, the Participant’s family, or any entity in which any of them have a substantial beneficial interest; (ii)  is convicted of, pled guilty or pled nolo contendere to a felony (other than traffic related offenses not involving serious bodily injury) or any crime involving fraud or dishonesty (in each case, under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (iii) has committed an act or engaged in an omission which constitutes fraud, dishonesty or other acts of willful misconduct in the course of the Participants duties to Semtech or an Affiliate; (iv) willfully failed to follow the lawful directives of the Board, the Chief Executive Officer of Semtech, or the Participant’s immediate direct supervisor that are consistent with such Participant’s position or duties; or (v) materially breached any Central Agreement or similar written policy of Semtech or any of its Affiliates, which, for any breach that can be cured going forward, is not cured by the Participant within 15 calendar days after the Participant’s receipt of written notice from Semtech specifying the nature of the Participant’s purported material breach. For purposes of this definition of “Cause,” no act or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of Semtech.
(f)“Central Agreements” means the Semtech Core Values and Code of Conduct, the Semtech Policy Regarding Confidential Information and Insider Trading for All Employees, the Semtech Invention Agreement & Secrecy Agreement, the Semtech Employee Confidentiality Agreement and Proprietary Rights Assignment (in each case, including any successor policy) and any other written agreement between a Participant and Semtech (regardless of when such agreements become effective).
(g)“Change in Control” means any of the following:
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) (a “Person”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of Semtech (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of Semtech entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from Semtech or an Affiliate, (B) any acquisition by Semtech or an Affiliate, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Semtech or any Affiliate of Semtech or a successor, and (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below; further provided that if such an acquisition of 30% or more of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities was specifically approved in advance by the Board, the reference to “30%” in this clause (i) shall instead be “50%”;

(ii)A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by Semtech’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Semtech or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of Semtech, or the acquisition of assets or stock of another entity by Semtech or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Semtech or all or substantially all of Semtech’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of Semtech or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)Approval by Semtech’s stockholders of a complete liquidation or dissolution of Semtech other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above;
provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of Semtech, or a change “in the ownership of a substantial portion of the assets” of Semtech within the meaning of Code Section 409A. Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control.
(h)“Change in Control Window” means the period (i) beginning on the earlier of (a) 90 days prior to a Change in Control transaction or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a Change in Control transaction, provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a Change in Control, and (ii) ending on the second anniversary of such Change in Control.
(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
(j)“Code” means the United States Internal Revenue Code of 1986, as amended.
(k)“Code Section 409A” means Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto).
(l)“Common Stock” means the common stock of Semtech.
(m)“Disability” means a termination of the Participant’s employment due to the Participant’s disability and the Participant is entitled to long-term disability benefits under a long-term disability plan sponsored or maintained by Semtech or one of its Affiliates.
(n)“Good Reason” means the occurrence without the express, written consent of a Participant of any one of the following acts by Semtech or an Affiliate:
(i)a material reduction in the Participant’s base salary or target bonus as in effect immediately prior to such reduction;
(ii)a material reduction of the Participant’s duties, title, position or responsibilities relative to the Participant’s duties, title, position or responsibilities in effect immediately prior to such reduction; or
(iii)a material change in the geographic location of the Participant’s principal place of employment with the Company or an Affiliate (for this purpose, a relocation of such principal place of employment to a new location that is more than forty (40) miles from the

Participant’s principal place of employment with the Company or an Affiliate immediately prior to such move shall be deemed to constitute a “material change”);
provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Participant provides written notice to Semtech of the condition claimed to constitute Good Reason within 60 days of the initial existence of such condition(s), and (y) Semtech or an Affiliate (as applicable) fails to remedy such condition(s) within 30 days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with Semtech or an Affiliate (as applicable) shall not constitute a termination for Good Reason unless such termination occurs not more than 120 days following the initial existence of the condition claimed to constitute Good Reason.
(o)“Letter Agreement” means a letter signed by a duly authorized Semtech officer in the form approved by the Administrative Committee confirming an Executive’s eligibility for the Plan.
(p)“Participant” means an eligible Executive participating in the Plan.
(q)“Qualifying Termination” has the meaning ascribed to such term in Section 4(a).
(r)“Separation from Service” occurs when the Participant dies, retires, or otherwise has a termination of employment with Semtech that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(s)“Severance Date” means the date on which the Participant’s employment with Semtech and its Affiliates terminates for any reason.
(t)“Stock Awards” means any stock option, restricted stock unit, restricted stock, or other equity-based compensation with respect to the Common Stock (whether settled in Common Stock or cash) granted to a Participant prior to a Change in Control.
(u)“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by Semtech.
2.PLAN ELIGIBILITY. An Executive is eligible for participation in this Plan only if (a) the Administrative Committee has approved in writing such Executive’s participation in the Plan and (b) Semtech has provided such Executive with a Letter Agreement. If such Executive executes the Letter Agreement and returns it to Semtech within 30 days (or such shorter period as determined by the Administrative Committee) after receiving it, such Executive will become a Participant on (i) the date Semtech receives the properly executed Letter Agreement or (ii) if later, the date the Letter Agreement states such Executive will become a Participant.

3.LIMITATION ON BENEFITS.
(a)Notwithstanding anything contained in this Plan to the contrary, to the extent that any payments and benefits provided under this Plan and benefits provided to, or for the benefit of, a Participant under any other plan or agreement of Semtech or any of its Affiliates (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Participant’s Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). If a reduction in a Participant’s Benefits is required pursuant to the preceding sentence in order to effectuate the Limited Benefit Amount, Semtech shall reduce or eliminate (if and to the extent necessary) the Participant’s Benefits by first reducing or eliminating amounts which are payable first from any cash severance and cash bonuses, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Nothing in this Section 3(a) shall require Semtech or any of its Affiliates to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code so long as this Section 3(a) is correctly applied by Semtech.
(b)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Section 3 and the amount of such Limited Benefit Amount shall be made by Semtech’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by Semtech (the “Firm”) at Semtech’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations (including the value of any post-termination non-compete and other obligations of the Participant taken into account for purposes of the Determination) and documentation to Semtech and the Participant within ten (10) business days of the date of termination of the Participant’s employment, if applicable, or such other time as reasonably requested by Semtech or the Participant.
4.SEVERANCE.
(a)Unless a Participant’s Letter Agreement provides otherwise, if Semtech or an Affiliate terminates a Participant’s employment without Cause during a Change in Control Window or if the Participant terminates his or her employment with Semtech or an Affiliate for Good Reason during a Change in Control Window, and in each case other than due to the Participant’s death or Disability, (such a termination of the Participant’s employment is referred to herein as a “Qualifying Termination”) then, subject to the terms and conditions of this Section 4, the Participant will be entitled to the following benefits:

(i)Payment in cash of a bonus for the Semtech fiscal year in which the Severance Date occurs equal to the Participant’s target bonus for the fiscal year (as determined by the Compensation Committee), pro-rated from the beginning of the fiscal year to the Severance Date;
(ii)Payment in cash of an amount equal to one times the greater of the Participant’s target bonus (as determined by the Compensation Committee for the relevant fiscal years) for (A) the Semtech fiscal year in which the Severance Date occurred or (B) the fiscal year prior to the fiscal year in which the Severance Date occurred;
(iii)Payment in cash of an amount equal to one times the Participant’s Base Salary, such amount to be paid, subject to Section 12(b), in a single lump sum together with the amounts referred to in clauses (a)(i) and (a)(ii) above, within 10 business days following the date that is 60 days after the later of (1) the Participant’s Separation from Service and (2) in the case of a Qualifying Termination that occurs as a result of the Participant’s Separation from Service prior to a Change in Control, the date of the corresponding Change in Control;
(iv)The Participant’s unvested account balance (if any) under the Semtech Executive Compensation Plan will become fully vested;
(v)Unless otherwise expressly provided for in an applicable award agreement or the Participant’s Letter Agreement, to the extent any Stock Award granted to the Participant by Semtech is outstanding and unvested as of the Severance Date and is subject only to time-based vesting requirements as of the Severance Date (including any such award that was originally subject to performance-vesting conditions and as to which the applicable performance period has ended as of the Severance Date, and any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a Change in Control), such award shall automatically become fully vested and, in the case of stock options and similar awards, exercisable as of the Severance Date. For purposes of clarity, if the Participant’s employment is terminated by Semtech or an Affiliate without Cause or by the Participant for Good Reason, and any Stock Award granted to the Participant by Semtech, to the extent such award is outstanding and unvested on the Severance Date, otherwise purports to terminate on the Severance Date, such termination shall not be effective (subject, in all events, to the original maximum term of the award) until the later of (a) the end of the 90-day period following the Severance Date and (b) if a definitive agreement with respect to a Change in Control transaction was entered into prior to the Severance Date, one year following the execution of such agreement and, if such a termination of the Participant’s employment becomes a Qualifying Termination because a Change in Control occurs within such period of time, such termination shall (subject to the original maximum term of the award) not be effective and such award shall be subject to the accelerated vesting rules set forth above in this Section 4(a)(v), and, in the case of stock options or similar awards, the Participant shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates; and

(vi)Subject to Section 12(c), Semtech will pay or reimburse the Participant for his or her premiums charged to continue benefit coverage pursuant to COBRA, at the same or reasonably equivalent level of coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Participant is entitled to and actually elects such continued coverage pursuant to COBRA; provided that Semtech’s obligation to make any payment or reimbursement pursuant to this clause (vi) shall cease upon the first to occur of (a) the first anniversary of the Severance Date; (b) the date the Participant becomes eligible for coverage under the health plan of a future employer; (c) the date Semtech ceases to offer group medical coverage to its active executive employees or Semtech is otherwise under no obligation to offer COBRA continuation coverage to the Participant; or (d) the Participant’s death. To the extent the Participant elects COBRA coverage, the Participant shall notify Semtech in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures Semtech may then have in place. Semtech’s obligations pursuant to this clause (vi) are subject to Semtech’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences (such as, without limitation, rendering participation in a Semtech health and welfare plan taxable to participants or resulting in unintended tax penalties for Semtech).
(b)In order to receive any benefits or payments under Section 4(a), the Participant acknowledges and agrees that such benefits and payments will be contingent on the Participant’s execution and delivery to Semtech of a release agreement, substantially in the form attached hereto as Appendix 1 (and revised, as determined to be appropriate by Semtech, to reflect changes in the law to ensure the enforceability of such agreement), not later than 21 days (or such longer period of up to 45 days as may be required under applicable law) following the Severance Date (or, if later, the date of the relevant Change in Control), and such release agreement shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law.
(c)In connection with a termination of a Participant’s employment with Semtech and its Affiliates, Semtech (or the Affiliate that last employed the Participant, as the case may be), will also pay the Participant’s Accrued Obligations to the Participant. As used herein, “Accrued Obligations” means: (i) any base salary that had accrued but had not been paid (including accrued and unpaid vacation time, sick time and paid time off, in each case to the extent applicable) on or before the Participant’s Severance Date, (ii) any bonus payable to the Participant for the fiscal year preceding the fiscal year in which the Participant’s Severance Date occurs (to the extent not previously paid, with no requirement that the Participant remain employed through the payment date of such bonus, and with such bonus to be paid at the time it would have otherwise been paid had the Participant’s Severance Date not occurred), and (iii) any reimbursement due to the Participant for business expenses incurred by the Participant on or before the Participant’s Severance Date in accordance with the expense reimbursement policies of Semtech (or the applicable Affiliate) in effect at the applicable time. In addition, nothing in this Plan shall affect: (i) a Participant’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Semtech (or Affiliate) welfare benefit plan; (ii) a Participant’s rights under COBRA to continue health coverage; or (iii)

a Participant’s right to received vested and accrued benefits otherwise due in accordance with the terms of an applicable 401(k), deferred compensation or other retirement plan of Semtech or an Affiliate.
(d)There is no duty of any Participant to mitigate damages under this Plan. All amounts paid or payable to a Participant pursuant to this Section 4 shall be paid without regard to whether the Participant has taken or takes actions to mitigate damages.
5.ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CHANGE IN CONTROL.
(a)Adjustments. All references to the Stock Awards referenced in this Plan shall include and shall be appropriately adjusted by Semtech to reflect any stock split, stock dividend, stock combination or other change in the Common Stock which may be made by Semtech after the date this Plan is adopted and pursuant to the applicable plan document and award agreements evidencing such Stock Awards.
(b)Change in Control. Unless otherwise expressly provided for in an applicable award agreement or the Participant’s Letter Agreement, to the extent any Stock Award that is subject to performance-vesting conditions is outstanding and unvested as of the date of a Change in Control and such Change in Control occurs during one or more performance periods of any such award, the number of shares or units subject to the award will be adjusted to equal the target number of shares or units subject to the award that relate to the applicable open (or not yet then commenced, as the case may be) performance period. Such adjusted number of shares or units subject to the award shall remain subject to any time-based vesting requirements pursuant to the original terms and conditions of the award (subject to any accelerated vesting pursuant to Section 4(a)).
6.CLAWBACK POLICY. This Plan, and any awards and payments made under this Plan, are subject to the terms of Semtech’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards under and/or any payments received with respect to this Plan. Each Participant, in accepting any payment under this Plan, agrees to comply with, and promptly repay to Semtech any amounts that are required to be repaid pursuant to, such policy.
7.NOTICES. Any notices provided for in this Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Semtech to a Participant, five days after deposit in the United States mail, postage prepaid, addressed to such Participant at the address specified in Semtech’s corporate records or at such other address as such Participant designates by written notice to Semtech.

8.CLAIMS PROCEDURES.
(a)Claims Normally Not Required.
Normally, a Participant does not need to present a formal claim to receive benefits payable under this Plan.
(b)Disputes.
If any person (claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan, the claimant must file a formal claim with the Administrative Committee. This requirement applies to all claims that any claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrative Committee determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.
(c)Time for Filing Claims.
A formal claim must be filed no later than 90 days after any payment pursuant to Section 4(a) should have been made, unless the Administrative Committee in writing consents otherwise. The Administrative Committee will provide a claimant, on request, with a copy of the claims procedures established under Section 8(d).
(d)Procedures.
The Administrative Committee will adopt procedures for considering claims, which it may amend from time to time, as it sees fit. A claimant must file a claim for benefits on a form prescribed by the Administrative Committee. If the claimant’s claim for a benefit is wholly or partially denied, the Administrative Committee will furnish the claimant with a written notice of the denial. This written notice must be provided to the claimant within a reasonable period of time (generally within 90 days, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days) after the receipt of the claimant’s claim by the Administrative Committee. (If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period, and will indicate the special circumstances requiring the extension.) Written notice of denial of the claimant’s claim must contain the following information:
(i)the specific reason or reasons for the denial;
(ii)a specific reference to those provisions of the Plan on which such denial is based;

(iii)a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and
(iv)a copy of the appeals procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination of the claimant’s claim.
If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:
(i)Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Administrative Committee;
(ii)The claimant must file the claim for review not later than 60 days after he or she has received written notification of the denial of his or her claim for benefits;
(iii)The claimant may submit written comments, documents, records and other information relating to his or her claim for benefits;
(iv)The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim for benefits;
(v)The Administrative Committee shall take into account during its review of the claimant’s claim all comments, documents, records and other information submitted by the clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits determination;
(vi)The Administrative Committee’s decision on the claimant’s claim for review will be communicated to the claimant in writing within 60 days after the Administrative Committee’s receipt of the claimant’s written claim for review. There may be times when this 60-day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the 60-day period. If there is an extension, a decision will be made as soon as possible, but not later than 120 days after receipt by the Administrative Committee of the claimant’s claim for review; and
(vii)If the claimant’s claim for review is denied in whole or part, the decision will include:
(A)the specific reason or reasons for the denial;

(B)specific references to the pertinent provisions of the Plan on which the decision was based;
(C)a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
(D)a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Following a Change in Control.
Notwithstanding the preceding provisions of this Section 8, upon and after the occurrence of a Change in Control, if any person (claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan, the claimant may make a claim to an arbitrator or court of competent jurisdiction without filing a claim pursuant to the claims procedures set forth above in this Section 8.
9.PLAN ADMINISTRATION.
(a)Discretion.
The Administrative Committee is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Administrative Committee and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. Prior to a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
Following a Change in Control, however, any claim by a claimant that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan shall be given de novo review by the arbitrator or court of competent jurisdiction, as the case may be.
(b)Finality of Determinations.
Unless arbitrary and capricious, and subject to the second paragraph of Section 9(a), all actions taken and all determinations by the Administrative Committee or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrative Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Administrative Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.
(c)Drafting Errors.
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by Semtech or the Administrative Committee, as the case may be), or as determined by the Administrative Committee in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrative Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrative Committee (but with regard to the intent of Semtech as sponsor of the Plan).
(d)Scope.
This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Administrative Committee or other Plan fiduciaries.
(e)Payment by Subsidiary.
In the case of a Participant employed by a Subsidiary (or whose last employment with Semtech or any of its Affiliates was with a Subsidiary, as the case may be) and who is entitled to the benefits set forth in Section 4(a), Semtech and such Subsidiary may arrange for such Subsidiary to pay such benefits (or any portion thereof). In such case, any payment of such benefits by a Subsidiary shall be in full satisfaction of Semtech’s obligation to pay the corresponding benefits.
10.COSTS, INDEMNIFICATION, AND REIMBURSEMENT FOR LITIGATION EXPENSES.
(a)All costs of administering the Plan and providing Plan benefits will be paid by Semtech.
(b)To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by Semtech, Semtech shall indemnify and hold harmless its (and its Affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

11.PLAN AMENDMENT AND TERMINATION; LIMITATION ON EMPLOYEE RIGHTS.
(a)Subject to Section 11(b), Semtech, acting through the Board or Compensation Committee, has the right in its sole and absolute discretion (and without requiring the consent of any Participant or other person) to amend or terminate the Plan prospectively. The Plan shall automatically terminate on the fifth anniversary of the Effective Date, unless extended by the Board or Compensation Committee; provided, however, that (i) if a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a Change in Control transaction is entered into before the fifth anniversary of the Effective Date, the Plan shall automatically be extended (if and to the extent necessary) such that it shall not terminate earlier than the first anniversary of the date that such definitive agreement is entered into, and (ii) if a Change in Control occurs during the term of the Plan (as it may be extended pursuant to the foregoing clause (i)), the Plan shall automatically be extended (if and to the extent necessary) such that it shall not terminate earlier than the second anniversary of such Change in Control. In addition, no amendment or termination of the Plan shall affect a Participant’s right to benefits under the Plan as to a termination of the Participant’s employment that occurred on or prior to the effective date of such Plan amendment or termination.
(b)Notwithstanding the first sentence of Section 11(a), any amendment or termination of the Plan that occurs within a Change in Control Window (including on account of the fifth anniversary of the Effective Date), shall not apply to any Participant until the later of (i) the expiration of such Change in Control Window or (ii) three months after the Administrative Committee provides the Participant with written notice of such amendment or termination; provided, however, an amendment or termination of the Plan that occurs within a Change in Control Window may take immediate effect with respect to each Participant who (a) consents individually and in writing to the amendment or termination or (b) is not adversely affected by such amendment or termination.
(c)This Plan shall not give any employee the right to be retained in the service of Semtech or an Affiliate, and shall not interfere with or restrict the right of Semtech or an Affiliate to discharge or retire an employee for any lawful reason.
12.COMPLIANCE WITH CODE SECTION 409A.
(a)To the extent applicable, it is intended that any amounts payable under this Plan shall either be exempt from or comply with the provisions of Code Section 409A so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent.
(b)Notwithstanding any provision of the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service, the Participant will not be entitled to any payment or benefit pursuant to the Plan until the earlier of (i) the date which is six months after the Participant’s Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant upon or in the six-month period following the Participant’s Separation from Service that are not so paid by reason of this Section 12(b) shall be paid (without interest) as soon as practicable (and in all events within 30 days) after the date that is six months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within 30 days, after the date of the Participant’s death). The provisions of this Section 12(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.
(c)To the extent that any benefits pursuant to Section 4(a)(vi) are taxable to the Participant, any reimbursement payment due to the Participant pursuant to any such provision shall be paid to the Participant on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year.
(d)In addition, each amount to be paid or benefit to be provided to a Participant pursuant to the Plan shall be construed as a separate identified payment for purposes of Code Section 409A.
(e)If and to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A, any benefits or cash payments pursuant to Section 4(a)(vi) shall not be contingent on the Participant’s execution of the release contemplated by Section 4(b), but the Participant’s rights to receive such benefits or cash payments shall cease if the Participant does not timely execute and deliver such release or if the Participant revokes such release.
13.GOVERNING LAW; COMPLIANCE WITH LAW.
(a)This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, this Plan shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.
(b)Although this Plan is a welfare plan, if it is ever determined to be a pension plan within the meaning of ERISA, it shall be an unfunded arrangement maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated executive officers, which is exempt from Parts 2, 3, and 4 of Title I of ERISA (i.e., a “top hat plan”).

(c)This Plan, Letter Agreements under this Plan, the participation by any individual in this Plan, and the payment of money and the provision of any benefit under this Plan are subject to compliance with all applicable laws, rules and regulations.
14.MISCELLANEOUS.
(a)Any failure by Semtech or a Participant to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent either Semtech or a Participant from thereafter enforcing each and every other provision of this Plan. The rights granted Semtech or a Participant herein are cumulative and shall not constitute a waiver of either Semtech’s or a Participant’s right to assert all other legal remedies available to it under the circumstances.
(b)Each Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Plan.
(c)If any provision of this Plan shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
(d)Notwithstanding anything else herein to the contrary, Semtech may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Participant is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to the Plan.
(e)Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

15.OTHER INFORMATION.

Name of Plan:	Semtech Corporation Executive Change in Control Retention Plan
Plan Administrator and Sponsor:	Board of Directors Semtech Corporation 200 Flynn Road Camarillo, CA 93012 Tel: (805) 498-2111
Type of Administration:	Self-Administered
Type of Plan:	Severance Pay Employee Welfare Benefit Plan
Plan Number:	502
Employer Identification Number:	95-2119684
Direct Questions Regarding the Plan to:	Board of Directors Semtech Corporation 200 Flynn Road Camarillo, CA 93012 Tel: (805) 498-2111
Agent for Service of Legal Process:	General Counsel Semtech Corporation 200 Flynn Road Camarillo, CA 93012 Tel: (805) 498-2111 Service of Legal Process may also be made upon the Plan Administrator.
Plan Year End:	December 31

16.STATEMENT OF ERISA RIGHTS.
As a participant in this Semtech Corporation Executive Change in Control Retention Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (as noted above, ERISA). ERISA provides that all Plan participants shall be entitled to:
(a)Receive Information About Your Plan and Benefits
Examine, without charge, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration and at Semtech’s corporate office and other specified locations without charge.

Obtain, upon written request to the Administrative Committee, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and an updated summary plan description. The Administrative Committee may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report, if any. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report, if any.
(b)Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
(c)Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report, if any, from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee

Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or by visiting its website (http://www.dol.gov/ebsa/).
17.WHOM TO CALL FOR ADDITIONAL INFORMATION.
If you have any questions, please contact the Administrative Committee.

SEMTECH CORPORATION
EXECUTIVE CHANGE IN CONTROL RETENTION PLAN

Appendix 1
Form of General Release Agreement

GENERAL RELEASE AGREEMENT
In order to settle as fully as possible all known and unknown claims [Name of Executive] (“Former Executive”), might have against Semtech Corporation (the “Company”) and all related parties, the Company and Former Executive agree as follows:
1.Consideration. The Company agrees to provide Former Executive the severance benefits provided for under the Semtech Corporation Executive Change in Control Retention Plan, as amended and restated (the “Plan”), if Former Executive executes, and does not revoke, this General Release Agreement (this “Agreement”). Former Executive agrees to the Plan’s terms. Plan benefits will not be taken into account in determining Former Executive’s rights or benefits under any other program. The Company will report any such benefits to tax authorities and withhold taxes from them as it determines it is required to do.
2.Release by Former Executive. Former Executive, on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors, administrators, personal representatives, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Released Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Former Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Released Parties committed or omitted prior to the date of this Agreement set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the federal Family and Medical Leave Act, the California Business and Professions Code, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, under any amendment to any such law, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Former Executive as set forth in Section 3 below. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Former Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Former Executive does waive, to the maximum extent permitted by law the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Former Executive’s behalf
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arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Former Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Former Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.Claims Not Released. Notwithstanding anything to the contrary contained herein, the foregoing release does not apply to any obligation of any Released Party to Former Executive pursuant to any of the following: (1) Section 4 of the Plan; (2) any equity-based awards previously granted by the Company to Former Executive, to the extent that such awards continue after the termination of Former Executive’s employment with the Company in accordance with the applicable terms of such awards and the Plan; (3) any right to indemnification that Former Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Former Executive may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Former Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued benefit coverage that Former Executive may have under COBRA; (6) any rights to payment of benefits that Former Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Former Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, the foregoing release does not cover any Claim that cannot be so released as a matter of applicable law.
4.Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Former Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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Former Executive acknowledges that he or she later may discover claims, demands, causes of action or facts in addition to or different from those which Former Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Former Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
5.ADEA Waiver. Former Executive expressly acknowledges and agrees that by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary. Former Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Former Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, he or she will receive consideration beyond that which he or she was already entitled to receive before entering into this Agreement;
(b)    He or she is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    He or she was given a copy of this Agreement on [_________, 20__], and informed that he or she had [twenty-one (21)] days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to the expiration of such [21]-day period he or she will have done so voluntarily and with full knowledge that he or she is waiving his or her right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after he or she received it;
(d)    He or she was informed that he or she has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Former Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Former Executive exercises his right of revocation, neither the Company nor Former Executive will have any obligations under this Agreement. Any notice of revocation should be sent by Former Executive in writing to the Company (attention [_____________]), [Address], so that it is received within
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the seven-day period following execution of this Agreement by Former Executive; and
(e)    Nothing in this Agreement prevents or precludes Former Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
6.Applicable Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
7.Representations and Promises. The Company and Former Executive hereby acknowledge and agree that:
(a)    Complete Agreement. Except as specifically provided in Section 3 of this Agreement, this Agreement is the entire agreement relating to any claims or future rights that Former Executive might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against Former Executive, the Company, or any Released Party.
(b)    Amendments. This Agreement only may be amended, modified or changed (in whole or in part) by a definitive written agreement expressly referring to this Agreement, which agreement is executed by both the Company and Former Executive.
(c)    Representations. When Former Executive decided to sign this Agreement, Former Executive was not relying on any representations that are not in this Agreement. The Company would not have agreed to pay the consideration Former Executive is receiving in exchange for this Agreement but for the representations and promises Former Executive is making by signing this Agreement. Former Executive acknowledges that he or she has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Former Executive might still be entitled to compensation or relief now or in the future.
(d)    No Wrongdoing. This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.
(e)    No Transferred Claims. Former Executive represents and warrants to the Company that he or she has not heretofore assigned or transferred to any
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person not a party to this Agreement any released matter or any part or portion thereof.
(f)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(g)    Consideration of Agreement. If Former Executive initially did not think any representation Former Executive is making in this Agreement was true or if Former Executive initially was uncomfortable making it, Former Executive resolved all of Former Executive’s doubts and concerns before signing this Agreement. Former Executive represents that Former Executive has carefully read this Agreement, Former Executive fully understands what it means, Former Executive is entering into it knowingly and voluntarily, and all Former Executive’s representations in it are true. The consideration period described in the box above Former Executive’s signature started when Former Executive first was given this Agreement; Former Executive acknowledges that Former Executive also was given employment termination program census data at that time (to the extent the Company was required to provide such data under applicable law). Former Executive waives any right to have this consideration period restarted or extended by any subsequent changes to this Agreement.
(h)    Return of Company Property. Former Executive represents that Former Executive has returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in Former Executive’s possession or control.
(i)    Nondisparagement. Subject to Section 8 below, Former Executive agrees not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of their products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.
(j)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(k)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.
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Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
8.Defend Trade Secrets Act and other Exceptions. Notwithstanding anything to the contrary, nothing in Section 2 of this Agreement, in Section 7(i) of this Agreement, elsewhere in this Agreement, or in any other agreement or policy of or to which Former Executive is a party with the Company or any of its subsidiaries or affiliates, prevents Former Executive (or any other person) from discussing or disclosing (a) information about a dispute involving sexual assault or sexual harassment or other unlawful acts in the workplace (such as harassment or discrimination or any other conduct Former Executive has reason to believe is unlawful), or (b) the terms, wages, and working conditions of Former Executive’s employment, as protected by applicable law. Furthermore, nothing in Section 2 of this Agreement, in Section 7(i) of this Agreement, elsewhere in this Agreement, or in any other agreement or policy of or to which Former Executive is a party with the Company or any of its subsidiaries or affiliates, prevents Former Executive (or any other person) from (a) truthfully responding to a lawful and valid subpoena or other legal process, or (b) reporting confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, including, but not limited to, disclosures made pursuant to any whistleblower laws. Notwithstanding any confidentiality obligations set forth in this Agreement or in any other agreement or policy of or to which Former Executive is a party with the Company or any of its subsidiaries or affiliates, Former Executive understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), Former Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Former Executive further understands that if a court of law or arbitrator determines that Former Executive misappropriated trade secrets of the Company or any of its subsidiaries or affiliates willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed above, then the Company (or applicable subsidiary or affiliate, as the case may be) may be entitled to an award of exemplary damages and attorneys’ fees against Former Executive.
9.Employment Termination. Former Executive’s employment with the [Company] ended effective as of [_________].
[Remainder of page intentionally left blank]

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YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO [21/45] DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

_________ IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO _________ AT _________. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO _________ AT _________ BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“FORMER EXECUTIVE”

[Name]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

[__________________]

By:
[Name]
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[Title]
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